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EXHIBIT 6

THE CONSENT OF THE TRUSTEE REQUIRED
BY SECTION 321(b) OF THE ACT

                                February 20, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

In connection with the qualification of an indenture between Target Corporation and Bank One Trust Company, NA, as Trustee, the undersigned, in accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, hereby consents that the reports of examinations of the undersigned, made by Federal or State authorities authorized to make such examinations, may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Very truly yours,
Bank One Trust Company, NA

By:	/s/ Christopher Holly Assistant Vice President

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THE CONSENT OF THE TRUSTEE REQUIRED BY SECTION 321(b) OF THE ACT